Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:	PRESS CONTACT:
Cheryl Sanclemente	Guy Lawrence
W. P. Carey & Co. LLC	Ross & Lawrence
212-492-8995	212-308-3333
csanclemente@wpcarey.com	gblawrence@rosslawpr.com

W. P. Carey Announces Shareholder Approval of REIT Conversion

and Merger with Corporate Property Associates 15;

Electing REIT Status as of October 1

New York, NY – September 14, 2012 – W. P. Carey & Co. LLC (NYSE: WPC) reported today that its proposed conversion to a real estate investment trust (“REIT”) and merger with its publicly held, non-traded REIT affiliate, Corporate Property Associates 15 Incorporated (“CPA®:15”) were approved by its shareholders and that the merger was also approved by the stockholders of CPA®:15. The transactions are expected to close on September 28, 2012.

W. P. Carey Inc., as the successor of W. P. Carey & Co. LLC, plans to elect REIT status pursuant to the Internal Revenue Code, beginning on October 1, 2012 and will continue trading on the New York Stock Exchange under the symbol WPC (NYSE: WPC).

In addition, W. P. Carey’s Board of Directors established its third quarter 2012 cash distribution at $0.65 per share, which equates to an annualized rate of $2.60 per share and represents a 15% increase over the previous quarter. The cash dividend is payable on October 16, 2012 to shareholders of record of W. P. Carey Inc. as of October 2, 2012. This marks W. P. Carey’s 46th consecutive distribution increase, including its predecessor company.

Upon completion of the transactions, W. P. Carey Inc. will have a total market capitalization of approximately $5 billion and a portfolio of over 39 million square feet of corporate real estate leased to over 130 companies around the world. It will continue to manage the Corporate Property Associates (CPA®) series of publicly held, non-traded REITs.

Trevor P. Bond, President and CEO of W. P. Carey, commented “We are excited to reach this milestone in W. P. Carey’s history. While our disciplined, long-term investment strategy remains the same, as a result of these transactions, we expect that the REIT status, significant increase in real estate under ownership and expected dividend growth will provide our shareholders with a compelling investment and help us further diversify our shareholder base over time, including active and passive REIT investors. With a larger balance sheet and greater flexibility to access capital for growth, we are well positioned to capitalize on new opportunities that are consistent with our established investment parameters and enhance shareholder value.”

BofA Merrill Lynch acted as financial advisor to W. P. Carey and DLA Piper LLP (US) is legal advisor to W. P. Carey. Deutsche Bank acted as financial advisor to CPA®:15 and Clifford Chance US LLP is legal advisor to CPA®:15. Reed Smith LLP provided real estate counsel.

W. P. Carey & Co. LLC

W. P. Carey & Co. LLC (NYSE: WPC) provides long term sale leaseback and build to suit financing for companies worldwide and manages a global investment portfolio of approximately $12.7 billion. Publicly traded on the New York Stock Exchange, W. P. Carey and its CPA® series of non-traded REITs help companies and private equity firms unlock capital tied up in real estate assets. The W. P. Carey Group’s investments are highly diversified, comprising contractual agreements with approximately 284 long-term corporate tenants spanning 28 industries and 18 countries. http://www.wpcarey.com.

W. P. Carey Inc.

After the transactions described above are consummated, W. P. Carey Inc. will succeed to and continue the businesses of W. P. Carey and CPA®:15. The W. P. Carey Inc. board of directors and senior management team will consist of members of the board of directors and senior management team of W. P. Carey immediately prior to these transactions. W. P. Carey Inc. is incorporated in Maryland.

This press release contains forward-looking statements within the meaning of the Federal securities laws. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of W. P. Carey & Co. LLC (“W. P. Carey”) and can be identified by the use of words such as “may,”“ “will,” “should,” “would,” “assume,” “outlook,” “seek,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” and other comparable terms. These statements are based on the current expectations of the management of W. P Carey and W. P. Carey Inc. (the “Company”). The statements of Mr. Trevor P. Bond are examples of forward-looking statements. A number of factors could cause the Company’s actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the risks associated with the REIT conversion and the merger, general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact W. P. Carey and the Company, reference is made to W. P. Carey’s and the Company’s filings with the Securities and Exchange Commission (the “SEC”). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Except as required under the federal securities laws and the rules and regulations of the SEC, W. P. Carey and the Company do not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.